Exhibit 99.1

Power Solutions International Announces Strong Third Quarter 2025 Financial Results
Quarter Sales of $203.8 million, up 62% from a year earlier,
Quarter Net Income of $27.6 million, up 59% from a year earlier,
Diluted EPS $1.20 for the Quarter, up 60% from a year earlier.

WOOD DALE, Ill., November 6, 2025 – Power Solutions International, Inc. (the “Company” or “PSI”) (Nasdaq: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced its record financial results for the third quarter 2025.
Financial Highlights

($ in millions, except per share amounts)	Quarter Ended
	September 30, 2025	September 30, 2024	Change
Net Sales	$203.8	$125.8	62%
Gross Profit	$48.7	$36.4	34%
Net Income	$27.6	$17.3	59%
Diluted Earnings per Share	$1.20	$0.75	$0.45
Third Quarter 2025 Results
PSI reported record net sales of $203.8 million and net income of $27.6 million, or $1.20 per diluted share, for the three months ended September 30, 2025. This compares to net sales of $125.8 million and net income of $17.3 million, or $0.75 per diluted share, for the same period in 2024, representing increases of 62% in net sales and 59% in net income.
Dino Xykis, Chief Executive Officer, said, “We achieved the highest sales in our company’s history this quarter, delivering strong financial performance with sales increasing 62% and net income rising 59%. These results underscore the robust demand for our power systems solutions, particularly within the data center market. During the quarter, we expanded our manufacturing capacity and increased production across key data center product lines. We are continuing to ramp up production to ensure on-time delivery while implementing targeted operational improvements to enhance efficiency, execution and future growth going forward.”
Sales for the third quarter of 2025 were $203.8 million, an increase of $78.0 million, or 62%, compared to the third quarter of 2024, primarily as a result of a sales increase of $85.3 million in the power systems end market, offset by a decrease of $4.7 million and $2.6 million within the industrial and transportation end markets, respectively. This shift in market mix reflects our deliberate strategic focus on higher-growth sectors such as data centers and oil and gas. In particular, we are prioritizing the rapidly expanding data center sector by enhancing our manufacturing capacity and capabilities to meet evolving customer demand. The decline in industrial sales is largely attributable to softer demand in the materials handling market.
Gross profit increased by $12.3 million, or 34%, during the third quarter of 2025 as compared to the same period in the prior year. Gross margin in the third quarter of 2025 was 23.9%, a decrease of 5.0% compared to 28.9% in the same period last year. Gross margin was impacted due to strong sales growth in comparatively lower-margin products and temporary inefficiencies related to our accelerated production ramp-up.
Selling, general and administrative expenses were $15.3 million during the third quarter of 2025 and increased by $4.3 million, or 39%, compared to the same period in the prior year. The variance reflects higher costs associated with employee incentive programs, expense related to customer relationship improvement efforts, and increased sales and administrative expenses to support ongoing business growth in 2025.
Interest expense was $1.6 million in the third quarter of 2025 as compared to $2.8 million in the same period in the prior year, largely due to reduced outstanding debt and lower overall effective interest rates.
Income tax was a benefit of $0.9 million in the third quarter of 2025, compared to an expense of $0.3 million in the same period of the prior year. The tax benefit in the third quarter of 2025 was primarily driven by the release of a $7.0 million valuation allowance on deferred tax assets. The effective tax rate in the third quarter of 2024 was low mainly due to the utilization of net operating loss carryforwards and other tax credits.
Net income and diluted earnings per share were $27.6 million and $1.20, respectively, in the third quarter of 2025, compared to $17.3 million and $0.75, respectively, for the third quarter of 2024.
Balance Sheet Update
The Company’s cash and cash equivalents were approximately $49.0 million, while total debt was approximately $96.7 million at September 30, 2025. This compares to cash and cash equivalents of approximately $55.3 million and total debt of approximately $120.2 million at December 31, 2024. Included in the Company’s total debt at September 30, 2025 were borrowings of $95.0 million under the Revolving Credit Agreement.
Outlook for 2025
The Company anticipates strong sales growth of 45% for 2025 compared to 2024, driven by expected growth in the power systems end market including products supporting data centers, while sales in the industrial and transportation end markets are projected to remain flat.
About Power Solutions International, Inc.
Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the power systems, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capabilities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.
PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, and microgrid solutions, as well as products and packages supporting the rapidly growing data center markets. PSI’s industrial end market provides engine and battery powertrain solutions to serve applications such as forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. PSI’s transportation end market provides engine powertrain solutions to specialized applications such as terminal tractors, port equipment, military vehicles, and other non-road vocational vehicles. For more information on PSI, visit www.psiengines.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may involve risks and uncertainties. These statements often include words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are not guarantees of performance or results, and they involve risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect the Company’s results of operations and liquidity and could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the Company’s forward-looking statements.
The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements include, without limitation: the impact of the macro-economic environment in both the U.S. and internationally on our business and expectations regarding growth of the industry; uncertainties arising from global events (including the Russia-Ukraine and Israel-Hamas conflicts), natural disasters or pandemics, and their impact on material prices; the effects of strategic investments on our operations, including our efforts to expand our global market share and actions taken to increase sales growth; the ability to develop and successfully launch new products; labor costs and other employment-related costs; loss of suppliers and disruptions in the supply of raw materials; the Company’s ability to continue as a going concern; the Company’s ability to raise additional capital when needed and its liquidity; uncertainties around the Company’s ability to meet funding conditions under its financing arrangements and access to capital thereunder; the potential acceleration of the maturity at any time of the loans under the Company’s uncommitted revolving credit agreement through the exercise by any lender of its demand right in its Revolving Credit Agreement; the impact of rising interest rates; changes in economic conditions, including inflationary trends in the price of raw materials; our reliance on information technology and the associated risk involving potential security lapses and/or cyber-attacks; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports and exports; the impact of supply chain interruptions and raw material shortages, including compliance disruptions such as the UFLPA delaying goods from China; the potential impact of higher warranty costs and the Company’s ability to mitigate such costs; any delays and challenges in recruiting and retaining key employees consistent with the Company’s plans; the potential effects of damage to our reputation or other adverse consequences if our employees, suppliers, sub-suppliers or other contract parties, agents or business partners violate anti-bribery, competition, export and import, trade sanctions, data privacy, environmental, human rights or other laws; the impact of unanticipated changes in our effective tax rate, the adoption of new tax legislation or exposure to additional income tax liabilities; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the Company’s subsequent filings with the SEC.

The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Power Solutions International, Inc.
Kenneth Li
Chief Financial Officer
630-284-9719
kli@psiengines.com

Results of operations for the three and nine months ended September 30, 2025, compared with the three and nine months ended September 30, 2024 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2025	2024	Change	% Change	2025	2024	Change	% Change
Net sales (to related parties $398 and $50 for the three months ended September 30, 2025 and 2024, respectively, $1,263 and $500 for the nine months ended September 30, 2025 and 2024, respectively)	$203,829	$125,842	$77,987	62%	$531,182	$331,668	$199,514	60%
Cost of sales (derived from any related party sales $275 and $40 for the three months ended September 30, 2025 and 2024, respectively, and $863 and $370 for the nine months ended September 30, 2025 and 2024, respectively)	155,118	89,418	65,700	73%	388,094	234,300	153,794	66%
Gross profit	48,711	36,424	12,287	34%	143,088	97,368	45,720	47%
Gross margin %	23.9%	28.9%	(5.0)%		26.9%	29.4%	(2.5)%
Operating expenses:
Research and development expenses	4,790	4,651	139	3%	13,649	14,807	(1,158)	(8)%
Research and development expenses as a % of sales	2.4%	3.7%	(1.3)%		2.6%	4.5%	(1.9)%
Selling, general and administrative expenses	15,256	10,957	4,299	39%	43,045	25,009	18,036	72%
Selling, general and administrative expenses as a % of sales	7.5%	8.7%	(1.2)%		8.1%	7.5%	0.6%
Amortization of intangible assets	308	365	(57)	(16)%	921	1,095	(174)	(16)%
Total operating expenses	20,354	15,973	4,381	27%	57,615	40,911	16,704	41%
Operating income	28,357	20,451	7,906	39%	85,473	56,457	29,016	51%
Other expense, net:
Interest expense (from related parties of $0 and $1,800 for the three months ended September 30, 2025 and 2024, respectively, and $634 and $6,300 for the nine months ended September 30, 2025 and 2024, respectively)	1,617	2,837	(1,220)	(43)%	5,083	9,092	(4,009)	(44)%
Other expense (income), net	—	—	—	NM	(295)	—	(295)	NM
Total other expense, net	1,617	2,837	(1,220)	(43)%	4,788	9,092	(4,304)	(47)%
Income before income taxes	26,740	17,614	9,126	52%	80,685	47,365	33,320	70%
Income tax (benefit) expense	(876)	277	(1,153)	NM	(17,225)	1,373	(18,598)	NM
Net income	$27,616	$17,337	$10,279	59%	$97,910	$45,992	$51,918	113%

Earnings per common share:
Basic	$1.20	$0.75	$0.45	60%	$4.25	$2.00	$2.25	113%
Diluted	$1.20	$0.75	$0.45	60%	$4.25	$2.00	$2.25	113%

Non-GAAP Financial Measures:
Adjusted net income *	$27,633	$17,341	$10,292	59%	$98,637	$40,941	$57,696	141%
Adjusted net income per share – diluted*	$1.20	$0.75	$0.45	60%	$4.28	$1.79	$2.49	139%
EBITDA *	$29,752	$21,747	$8,005	37%	$89,776	$60,388	$29,388	49%
Adjusted EBITDA *	$29,769	$21,751	$8,018	37%	$90,503	$55,337	$35,166	64%

NM    Not meaningful
*    See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)	As of September 30, 2025 (unaudited)	As of December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$49,046	$55,252
Restricted cash	3,680	3,239
Accounts receivable, net of allowances of $1,139 and $1,889 as of September 30, 2025 and December 31, 2024, respectively; (from related parties $548 and $1,383 as of September 30, 2025 and December 31, 2024, respectively)	87,970	68,958
Income tax receivable	6,354	986
Inventories, net	152,223	93,872
Prepaid expenses	5,044	6,396
Contract asset	13,265	21,462
Other current assets	1,292	4,170
Total current assets	318,874	254,335
Property, plant and equipment, net	21,102	15,406
Operating lease right-of-use assets, net	54,488	23,275
Intangible assets, net	1,533	2,454
Goodwill	29,835	29,835
Deferred tax assets	19,515	—
Other noncurrent assets	13,599	2,877
TOTAL ASSETS	$458,946	$328,182

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable (to related parties $18,503 and $14,427 as of September 30, 2025 and December 31, 2024, respectively)	$83,587	$58,208
Current maturities of long-term debt	37	52
Revolving line of credit, current	—	95,000
Finance lease liability, current	368	78
Operating lease liability, current	5,899	4,503
Other short-term financing (from related parties $25,000 as of December 31, 2024)	—	25,000
Other accrued liabilities (to related parties $25 and $807 as of September 30, 2025 and December 31, 2024, respectively)	49,693	44,726
Total current liabilities	139,584	227,567
Deferred tax liabilities	—	1,568
Long-term debt, net of current maturities	15	38
Revolving line of credit, long-term	95,000	—
Finance lease liability, long-term	1,311	16
Operating lease liability, long-term	51,040	20,663
Noncurrent contract liabilities	1,733	1,877
Other noncurrent liabilities	7,809	11,203
TOTAL LIABILITIES	$296,492	$262,932

STOCKHOLDERS’ EQUITY
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 shares issued; 23,040 and 23,000 shares outstanding at September 30, 2025 and December 31, 2024, respectively	23	23
Additional paid-in capital	157,619	157,561
Retained earnings (accumulated deficit)	6,399	(91,511)
Treasury stock, at cost, 77 and 117 shares at September 30, 2025 and December 31, 2024, respectively	(1,587)	(823)
TOTAL STOCKHOLDERS’ EQUITY	162,454	65,250
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$458,946	$328,182

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Cash provided by operating activities
Net income	$27,616	$17,337	$97,910	$45,992
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	308	365	921	1,095
Depreciation	1,087	931	3,087	2,836
Noncash lease expense	1,026	1,026	4,486	3,967
Stock-based compensation expense	19	4	326	52
Amortization of financing fees	164	75	495	348
Deferred income taxes	5,842	54	(21,083)	162
(Credit) for losses in accounts receivable	(693)	(1,477)	(750)	(2,085)
Increase in allowance for inventory obsolescence, net	256	1,147	331	2,498
Other adjustments, net	(1)	(6)	55	45
Changes in operating assets and liabilities:
Accounts receivable	(5,181)	(11,755)	(18,262)	(8,428)
Inventories	(6,383)	(9,283)	(55,910)	(19,133)
Prepaid expenses	(3,020)	(3,020)	1,352	(7,268)
Contract assets	6,700	6,700	8,197	(4,452)
Other assets	78	78	(7,184)	149
Accounts payable	(5,670)	9,702	25,337	9,164
Income taxes receivable	(6,354)	(373)	(5,368)	(116)
Accrued expenses	(3,465)	2,236	2,500	7,694
Other noncurrent liabilities	(2,491)	(1,166)	(7,710)	(2,781)
Net cash provided by operating activities	9,838	12,575	28,730	29,739
Cash used in investing activities
Capital expenditures	(1,529)	(430)	(6,968)	(1,957)
Proceeds from disposal of assets	—	—	11	—
Net cash used in investing activities	(1,529)	(430)	(6,957)	(1,957)
Cash used in financing activities
Repayment of long-term debt and lease liabilities	(135)	(51)	(354)	(153)
Proceeds from short-term financings	—	100,000	—	100,000
Repayment of short-term financings	—	(99,820)	(25,000)	(109,820)
Payments of deferred financing costs	(1,152)	(592)	(1,152)	(709)
Repurchases to settle tax withholding obligations for stock-based compensation awards	(832)	(1)	(1,032)	(21)
Net cash used in financing activities	(2,119)	(464)	(27,538)	(10,703)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(392)	11,681	(5,765)	17,079
Cash, cash equivalents, and restricted cash at beginning of the period	53,118	31,992	58,491	26,594
Cash, cash equivalents, and restricted cash at end of the period	$52,726	$43,673	$52,726	$43,673

Non-GAAP Financial Measures
In addition to the results provided in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) above, this press release also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations within the Company’s Form 10-Q for the quarter ended September 30, 2025. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net income	Net income
Adjusted net income per share – diluted	Net income per share – diluted
EBITDA	Net income
Adjusted EBITDA	Net income
The Company believes that Adjusted net income, Adjusted net income per share – diluted, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income is defined as net income as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted net income per share – diluted is a measure of the Company’s diluted earnings per common share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash charges and certain other items that do not reflect the ordinary earnings of the Company’s operations.
Adjusted net income, Adjusted net income per share – diluted, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income, Adjusted net income per share – diluted, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

The following table presents a reconciliation from Net income to Adjusted net income for the three and nine months ended September 30, 2025 and 2024 (UNAUDITED):

(in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net income	$27,616	$17,337	$97,910	$45,992
Stock-based compensation [1]	19	4	326	52
Severance [2]	(2)	—	401	—
Other legal matters [3]	—	—	—	(5,103)
Adjusted net income	$27,633	$17,341	$98,637	$40,941

The following table presents a reconciliation from Net income per share – diluted to Adjusted net income per share – diluted for the three and nine months ended September 30, 2025 and 2024 (UNAUDITED):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net income per share – diluted	$1.20	$0.75	$4.25	$2.00
Stock-based compensation [1]	—	—	0.01	—
Severance [2]	—	—	0.02	—
Other legal matters [3]	—	—	—	(0.21)
Adjusted net income per share – diluted	$1.20	$0.75	$4.28	$1.79

Diluted shares (in thousands)	23,061	23,043	23,062	23,003
The following table presents a reconciliation from Net income to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2025 and 2024 (UNAUDITED):

(in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net income	$27,616	$17,337	$97,910	$45,992
Interest expense	1,617	2,837	5,083	9,092
Income tax (benefit) expense	(876)	277	(17,225)	1,373
Depreciation	1,087	931	3,087	2,836
Amortization of intangible assets	308	365	921	1,095
EBITDA	29,752	21,747	89,776	60,388
Stock-based compensation [1]	19	4	326	52
Severance [2]	(2)	—	401	—
Other legal matters [3]	—	—	—	(5,103)
Adjusted EBITDA	$29,769	$21,751	$90,503	$55,337
1.Amounts reflect non-cash stock-based compensation expense and have no material impact on the Adjusted net income per share – diluted for the three and nine months ended September 30, 2025 and 2024.
2.Amounts include severance expense for the three and nine months ended September 30, 2025.
3.Amounts include legal settlements for the three and nine months ended September 30, 2025 and 2024.